              AGREEMENT AND PLAN OF REORGANIZATION


This Agreement is entered into this 23 day of September, 1996, by and between Applied Cellular Technology, Inc., a Missouri Corporation ("Buyer"), and the individual selling stockholders of Cra-Tek Company, a California Corporation ("Aquirees") here to for referred to as ("Shareholders") collectively. Mr. Craig Nelson & Mr. Rigo Felix are also sometimes referred to as ("Principals").

Whereas, Shareholders of the $.001 par value issued and outstanding common stock of the Acquiree ("Acquiree Shares").
Shareholders desire to sell and Buyer desire to purchase at least
80% of the Acquiree shares ("Sale Shares") from the Shareholders at this time.

Now, Therefore, for the mutual consideration set out herein, the parties agree as follows:

1. Purchase and Sale of Acquiree Shares.

   1.1 Shareholders shall sell to Buyer and Buyer shall purchase from Shareholder the Sale Shares at a closing of such sale (the "Closing") to be held at the place and on the date hereinafter provided (the "Closing Date"). The number of sale shares of each seller is set forth on Exhibit "A".

   1.2 The purchase price (the "Price") for the total sum of 100% of the Shareholders shares shall be $1,750,000 individually payable in the form of restricted common shares of Buyer with demand registration rights within one (1) year of the Closing Date. The number of common shares of Buyer to be issued shall be based on the bid price of said common shares as listed on NASDAQ on August 30, 1996, and is set firm at $4.75 and the number of said shares. However, Buyer must acquire at least 80% of the Acquiree Shares. The price shall be allocated among the Shareholders in proportion to their respective shares fully diluted and outstanding shares of all classes of stock of Cra-Tek Company, this will effect a "TAX FREE" consolidation.

   1.3 At the Closing Date, Shareholders will deliver a certificate representing the Sale Shares duly endorsed so as to make Buyer the sole holder thereof, free and clear of all claims and encumbrances. The Sale Shares are not registered under the Securities Act of 1933 and amended (the "Act"). The Sale Shares will be subject to a usual and appropriate stop transfer order on the books of Acquirees transfer agent pertaining to securities not registered under the Act. The certificate for the Sale Shares delivered shall bear on its face the following restrictive legend:

                 "No sales, offer to sell or transfer of
          the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirement of such Act is then in fact applicable to such shares."

2. Put Option.

The Buyer hereby grants to its remaining Shareholders a put option to require the Buyer to purchase the remaining issued and outstanding shares not initially purchased pursuant to this Agreement. The option shall be exercisable five years from the Closing Date. The exercise price shall be four times the average

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

earnings before interest, taxes, depreciation & amortization ("EBITDA") of the blended average of the year of put and the prior year combined. In the determination of the average EBITDA, no consideration shall be made for any inter-company charges or management fees, with the exception of reasonable charges for capital. The purchase price for such additional shares shall be paid in the same form as described in Section 1.2 with the number of Buyers shares to be based on the closing bid price of such shares as of the last business day precluding the day on which the put is exercised and the additional shares purchased. The closing of any such acquisition shall occur within ten (10) business days. The put is exercised and shall occur at the location described in Section (6).

3. Continuing Management Involvement.

Shareholders and Buyers agree that Craig W. Nelson shall retain his position for no less than (24) months from the closing date of this agreement.

4. Representations of Principals hereby represent and warrant, to the extent of the facts actually known to Principals, that, effective this date and the Closing Date, the representations listed below are true and correct to the best of their knowledge.

   4.1 Principals and Shareholders are the sole owners of all the issued and outstanding Shares of Acquiree; all such Acquiree
Shares are free from claims, liens or other encumbrances; and Principals and Shareholders have the unqualified right to transfer and dispose of such shares.

   4.2 The Sale Shares constitute validly issued shares of Acquiree fully-paid and nonassessable.

   4.3 Annexed hereto as Exhibit 4.3 is the unaudited financial statements dated June 30, 1996 of the Acquiree. The financial statements Exhibit 4.3 are substantially correct and complete and have been prepared in conformity with general accepted accounting principles applied on a constant basis. The financial statements present fairly the financial condition of Acquiree as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

   4.4 To the extent of facts actually known by the Principals, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Acquiree) pending or, threatened against or affecting Acquiree, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve commissions, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $5,000 in any one case or $10,000 in the aggregate, or which may result in any material adverse change aside from a monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of Acquiree, except in each as listed and described in Exhibit
4.4 annexed hereto. To the extent actually known by the Principals, Acquiree is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

   4.5    Acquiree has, to the extent of facts actually known by the

                              2 of 12

Principals and Acquiree, complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware.

   4.6 All federal, state and local tax returns required to be filed by Acquiree have been duly files. Federal income tax returns of Acquiree have been submitted the Internal Revenue Service ("IRS") for all past fiscal years through the calendar year ending 1995.

All deficiencies by any taxing authority have either been paid or settled or are included in the amounts of accrued/taxes shown on the respective balance sheet (part of Exhibit 4.6 annexed hereto).

   4.7 Principals agree that any and all tax deficiencies, if any, disclosed on the balance sheet will be paid or settled prior to Closing.

   4.8 Since the date of the balance sheet there has not occurred:

                 (i)        any material and adverse change
          in the financial condition or operation
          Acquiree;

                 (ii)       any damage, destruction or loss
          to or of any of the material assets or
          properties owned or leased by Acquiree;

                 (iii)      the creation or attachment of
          any lien against any of the currently issued and distributed common stock of Acquiree;

                 (iv)       any waiver, release, discharge,
          transfer, or cancellation by Acquire of any rights or claims or material value;

                 (v)        any issuance by Acquiree of any
          securities, or any merger or consolidation of Acquiree with any other person, or any acquisition by Acquiree of the business of any other person;

                 (vi)       any incurrence, assumption or
          guarantee by Acquiree of any indebtedness or liability other than in the ordinary course of business;

                 (vii)      any declaration, setting aside
          or payment by Acquiree of any dividends on, or any other distribution with respect to, any capital stock of Acquiree or any repurchase, redemption, or other acquisition of any capital stock of Acquiree;

                 (viii)  (A)    any payment of any bonus,
          profit sharing, pension or similar payment or arrangement or special compensation to any employee of Acquiree, except in the ordinary course of the business of Acquiree, or (B) any increase in the compensation payable or to become payable to any employee of Acquiree; or

   4.9 Except as set forth in the documents listed or referred to in Exhibits hereto, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms, or create a charge or

                              3 of 12
encumbrance upon any of the properties or assets, or outstanding stock of Acquiree pursuant to any corporate charter, by-law, indenture, mortgage or lease to which Acquiree or any of its stockholders is a party or by which it is bound.
The execution and carrying out of this Agreement will not violate any provision of law.

   4.10 To the extent of the fact known to Principals and Acquiree, none of the written information and documents which have been or will be furnished by Principals and Acquiree or by any representatives of Principals and Acquiree to Buyer or any of the representatives of Buyer in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the extent of the facts known to Principals and Acquiree, Principals and Acquiree have disclosed to Buyer as the purchaser of the Sale Shares all material information relating to Acquiree and its activities as currently conducted.

   4.11 The representations and warranties made hereinabove in this Section (3) will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

   4.12 The Acquiree is authorized to issue 5,000,000 shares of common stock, $.001 par value, of which 1,159,305 shares are issued and outstanding. Acquiree has only one class of capital stock and all outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. There are no outstanding convertible securities, warrants, options or commitments of any nature which may cause authorized but un-issued shares to be issued to any person.

   4.13 Shareholders have been fully advised by Buyer that Buyer will issue its common shares to Principals and Shareholders without registration under the Act on the basis of the statutory exemption in Section 4(2) of the Act relating to transactions to involving a public offering and Rule 260.105.17 of the California Corp. Code and that Principals and Shareholders reliance upon the statutory exemption is based in large part upon Buyer's representations made in this Agreement.

   4.14 Principals and Shareholders are requiring the common shares of Buyer for investment for its own account and not with a view to resell or otherwise distribute the Sale Shares. In making the forgoing representations, Principals and Shareholders understand that in the view of the Securities and Exchange Commission, the statutory exemption under Section 4(2) would not be available if, notwithstanding Buyer's representations, it had in mind merely acquiring the common shares for resale upon the occurrence or nonoccurrence of some predetermined event.

5. Representations by Buyer.

Buyer warrants and represents, to the extent of the facts known to Buyer, that, effective this date and the Closing Date, the representations listed below are true and correct.

   5.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.

                            4 of 12

   5.2 The Board of Directors of Buyer have duly approved this Agreement.

   5.3 The Buyer's restricted common shares deliverable pursuant to this Agreement shall be validly issued and outstanding, fully paid and nonassessable.

   5.4 The authorized capital stock of Buyer consists of 20,000,000 shares of Common Stock. $.001 par value, 2,439,920 shares of which have been validly issued and are outstanding and 1,000,000 shares of Preferred Stock $10.00 par value, 9,000 of which have been validly issued and are outstanding.

   5.5 Annexed hereto as Exhibit 5.5 is the unaudited financial statements dated June 30, 1996. The financial statements in Exhibit 5.5 are substantially correct and complete and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements present fairly the financial condition of Buyer as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

   5.6 To the extent of the facts known to Buyer, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Buyer) pending or, threatened against or affecting Buyer, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $5,000 in any one case or $10,000 in the aggregate, or which may result in any material adverse change aside from a monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of Buyer, except in each as listed and described in Exhibit 5.6 annexed hereto. To the extent of the facts known to Buyer, Buyer is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

   5.7 Buyer has complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware.

   5.8 All federal, state and local tax returns required to be filed by Buyer have been duly filed. Federal income tax returns of Buyer have been submitted to the IRS for all past fiscal years through the fiscal year ended in 1994. All deficiencies proposed by any taxing authority have either been paid or settled or are included in the amounts for accrued taxes shown on the respective balance (part of Exhibit 5.5 annexed hereto).

   5.9 Since the date of the balance sheet there has not occurred:

                 (i) any material and adverse change in the financial condition or operations of Buyer;

                 (ii) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Buyer;

                 (iii) the creation or attachment of any lien against the issued and outstanding common stock of Buyer.

                               5 of 12

                 (iv) any waiver, release, discharge, transfer, or cancellation by Buyer of any rights or claims of material value;

                 (v)        any issuance by Buyer of any
          securities, or any merger or consolidation of Buyer with any other person, or any acquisition by Buyer of the business of any other person;

                 (vi)       any incurrence, assumption
          or guarantee by Buyer of any indebtedness or liability, except in the ordinary course of business;

                 (vii)      any declaration, setting aside
          or payment by Buyer of any dividends on, or any other distribution with respect to, any capital stock or Buyer or any repurchase, redemption, or other acquisition of any capital stock of Buyer;

                 (viii) (A) any payment of any bonus,
          profit sharing, pension or similar payment or arrangement or special compensation to any employee of Buyer, except in the ordinary course of the administration of Buyer, or (B) any increase in the compensation payable or to become payable to any employee of Buyer;
          or

   5.10 Except as set forth in the documents listed or referred to in Exhibits hereto, the execution and carrying out of this Agreement will not conflict with, or result in any breach of any of the terms, charge or encumbrance upon any of the properties or assets, or outstanding stock of Buyer pursuant to any corporate charter, by-law, indenture, mortgage or lease to which Buyer or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement will not violate any provision of law.

   5.11 None of the written information and documents which have been or will be furnished by Buyer or any representatives of Buyer to Principals and Acquiree or any of the representatives of Principals and Acquiree in connection with the transactions contemplate by this Agreement contains or will contain, as the case may be, any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Buyer, Buyer has disclosed to Principals and Aquiree as the purchaser of the common stock of Buyer all material information relating to Buyer and its activities as currently conducted.

   5.12 The representations and warranties made hereinabove in this Section (4) will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

   5.13 Buyer is fully aware of the condition and prospects, financial and otherwise, of the Acquiree, having been supplied with such financial and other data relating to the Acquiree as Buyer considered necessary and advisable to enable it to for a decision concerning the purchase herein provided.

   5.14 Buyer is fully aware that the Sale Shares, when delivered, will not have been registered under the Act; that accordingly no sale, offer to sell or transfer of the Sales Shares shall be made unless a registration statement under the Act with respect to the Sale Shares is then in effect or an exemption from the registration requirements of the Act is then in fact applicable to the Sale

                         6 of 12

Shares or, in the opinion of Acquiree's counsel, registration is not required.

   5.15 Buyer has been fully advised by Principals and Shareholders that Principals and Shareholders will sell the Sale Shares to Buyer without registration under the Act on the basis of the statutory exemption in Section 4(2) of the Act relating to transactions not involving a public offering and that Principals' and Shareholders' reliance upon the statutory exemption is based in large part upon Buyer's representations made in this Agreement.

   5.16 Buyer is acquiring the Sales Shares for investment for its own account and not with a view to resell or otherwise distribute the Sale Shares. In making the foregoing representations, Buyer understands that, in the view of the Securities and Exchange Commission, the statutory exemption under
Section 4(2) would not be available if, notwithstanding Buyer's representations, it had in mind merely acquiring the Sale Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

   5.17 Buyer has the full right, power and authority to purchase the Sales Shares in accordance with the terms of this agreement and otherwise to consummate and close the transaction provided for in this agreement in the manner and upon the terms herein specified.

   5.18 Buyer is acquiring the Sale Shares for the purpose of controlling Acquiree.

   5.19 Buyer represents that copies of all documents filed with the Securities and Exchange Commission for the past one year period have been provided to Shareholders and that all representations contained therein remain true and complete.

6. Closing Date and Place.

   The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be September 23, 1996 and shall occur at Sacramento, California. At the Closing, Buyer will be provided with and accept delivery of the Sale Share, and in connection therewith, and will make payment of all sums due to Shareholders. Certain closing documents may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

7. Conditions Precedent To the Obligation of Shareholders under this agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions;

   7.1 The negotiation and execution of an employment agreement between Craig Nelson and Cra-Tek Company on terms and conditions agreeable to the parties thereto providing for a base salary, benefits and mutually agreed incentive compensation based on performance measures.

   7.2 The representations and warranties by Buyer contained in this Agreement or in any certificate or document delivered to Principals pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

   7.3 Buyer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by him prior to or at the Closing including the payment of the Price in

                              7 of 12
accordance with the terms hereof.

   7.4 All instruments and documents delivered to Principals and Shareholders pursuant to the provisions hereof shall be reasonably satisfactory to the appropriate legal counsel.

   7.5 Buyer will assume all personal guarantees currently outstanding on behalf of Cra-Tek Company, by Craig W. Nelson or any other Cra-Tek Employee.

8. Conditions, Precedent To The Obligations Of Buyer.

   8.1 Discussions acceptable to Buyer are suppliers and customers of the Acquiree have occurred. However, no such discussions and communications with such suppliers and customers will occur without the consent and cooperation of the Acquiree.

   8.2 The negotiation and execution of a mutually acceptable lease with respect to the Acquiree's office space.

   8.3 A financial review of Acquiree's books and records to confirm that two (2) years of complied financial statements can be obtained.

   8.4 The representations and warranties by Principals contained in this Agreement or in any certificate or document delivered to Buyer pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warrantees were made at and as of such time.

   8.5 Principals and Aquiree shall have prepared and filed all governmental, tax or related returns and reports due or required to be filed and have arranged for payment of all taxes or assessments which have become due as of Closing.

   8.6 Principals shall have performed and complied with all other convenants, agreements and conditions required by this to be performed or complied with by them prior to or at the Closing and all documents or instruments delivered by them are reasonably satisfactory to Buyers Counsel.


9. Documents At Closing.

At the Closing, the following transactions shall occur, all of such transaction being deemed to occur simultaneously:

   9.1 Principals and Shareholders, as the case may be, will deliver, or cause to be delivered, to Buyer the following:

   a. stock certificates for the Sale Shares, duly endorsed in blank/black with appropriate signature guarantees.

   b. all records of Acquiree, including without limitation such books and records, charter documents and a certificate of good standing, as may reasonably be available to Principals and Shareholders and requested by Buyer.

   c. certified copies of resolutions by Acquiree's boards of directors or executive committees thereof, thereunto duly authorized, authorizing this transaction.

                           8 of 12

   d. a copy of a reasonably current shareholder list of Acquiree certifying the number of shares outstanding.

   e. current financial statement, in addition to those provided by Exhibit 4.3 of Acquiree showing no assets or debts of any substance not otherwise disclosed, except for such sums as may be owned to Acquirees transfer agent and certain nominal state taxes.

   f. such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement;

   9.2 Buyer will deliver or cause to be delivered to Principals and such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.

10.Miscellaneous

   10.1 The respective representations of Principals and Buyer contained herein or in any certificates delivered prior to or at Closing shall survive for a period of two (2) years from the Closing Date.

   10.2 Finders Fee. The Buyer shall be solely responsible for the payment of the Finders Fee, payable to William A. Husa. Said fee shall be based on the full purchase price of $1,750,000. His fees are 5% of the first million and 4% of the $750,000 balance. These fees are to be in the form of common stock of Applied Cellular Technology, Inc.

   10.3 Further Assurance. At any time, and from time to time, after the effective date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

   10.4 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to who such compliance is owed.

   10.5 Arbitration. Any and all disputes and differences between or among the parties with respect to the construction or performance of the terms of this Agreement which cannot be resolved amicably shall be resolved by arbitration before the American Arbitration Association in accordance with its rules then obtaining sitting in California.

   10.6   Notices.     All notices and other communications
hereunder shall be in writing and shall be deemed to have been given if delivered in person or if sent by prepaid first class registered or certified mail, return receipt requested, fax or recognized courier then upon receipt thereof to the following address:


To Shareholders who are Principals:   Craig Nelson
                                      Cra-Tek Company
                                      3650 51st Avenue
                                      Sacramento, CA 95823

                            9 of 12

                                      Rigo Felix
                                      C.F.A. Financial Services
                                      1127 Firehouse Alley
                                      Sacramento, CA 95814



TO SHAREHOLDERS WHO ARE NOT PRINCIPALS:   CHRIS BARTOSH
                                          3713 LARKSPYR LAND
                                          CAMERON PARK, CA 95682

                                          THERESA FISHER
                                          5300 N.E. 78TH AVENUE
                                          VANCOUVER, WA 98662

                                          JOHN GUERRA
                                          2918 WESTON WAY
                                          RANCHO CORDOVA, CA  95670

                                          ROSS JOHNSON
                                          7396 BRADSHAW ROAD
                                          SACRAMENTO, CA 95829

                                          RICHARD KAGIMOTO
                                          9724 WEDDINGTON CIRCLE
                                          GRANITE BAY, CA 95746

                                          ANDY LAGOMARSINO
                                          6558 WHITE CLOUD ROAD
                                          KELSEY, CA 95643

                                          AMY CHIN
                                          8324 AUBERRY DRIVE
                                          SACRAMENTO, CA 95828

                                          ROBERT SMOTHERMAN
                                          4530 BURKETT LANE
                                          LOOMIS, CA 95650

                                          CANDY ALEXANDER
                                          3200 UNITED DRIVE #A
                                          SACRAMENTO, CA 95823

                                          LOU UNKLESS
                                          **UNKNOWN**

TO BUYER:                                 MR. RICHARD SULLIVAN
                                          APPLIED CELLULAR TECHNOLOGY, INC.
                                          NIXA PROFESSIONAL CENTER
                                          HWY. 160 & CC
                                          SUITE 3
                                          NIXA, MISSOURI 65714

WITH COPIES TO ACQUIREE:                  CRA-TEK COMPANY
                                          3650 51 AVENUE
                                          SACRAMENTO, CA. 95823


                              10 OF 12

      10.7 Headings. The section and subsection headings in the Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.9 Governing Law. This Agreement shall be governed by the laws of the State of California.

      10.10 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

      10.11 Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed up or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

      10.12 Severability. If any part of this Agreement is deemed to be unenforceable the balance of this Agreement shall remain in full force and effect.


Agreed and accepted by:

PRINCIPALS:

       /s/ Craig W. Nelson                 Date  September 23, 1996
-----------------------------------              ------------------
Craig W. Nelson



           /s/ Rigo Felix                  Date  September 23, 1996
-----------------------------------              ------------------
Rigo Felix



Applied Cellular Technology, Inc.



      /s/ Richard J. Sullivan              Date  September 23, 1996
-----------------------------------              ------------------
Richard J. Sullivan, Chairman


                                11 of 12


                      APPLIED CELLULAR TECHNOLOGY, INC./CRA-TEK COMPANY - EXCHANGE MATRIX

                                                EXHIBIT "A"

                                                      Before                                             After

                      -----------------------------------------------------------------------     ----------------------------
                                                                                                     APPLIED     CRA-TEK
                                                 CRA-TEK COMPANY                                     CELLULAR    COMPANY
---------------------------------------------------------------------------------------------     ---------------------------
SHAREHOLDER NAME            Shares Owned           Shares Tendered          Shares Remaining     Shares Owned  Shares Owned
---------------------------------------------------------------------------------------------    ---------------------------

                          Total       (%)          Total      (%)           Total      (%)           Total      Total
---------------------------------------------------------------------------------------------    ---------------------------

Craig Nelson             682,660    58.89%        475,000    69.6%         207,660    30.4%          151,000    207,660
-------------------------------------------------------------------------------------------      ---------------------------
John Guerra              112,350     9.69%        112,350   100.0%               0     0.0%           35,715          0
Richard Kagimoto         109,674     9.46%        109,674   100.0%               0     0.0%           34,865          0
-------------------------------------------------------------------------------------------      ---------------------------
Rigo Felix               105,791     9.13%         84,633    80.0%          21,158    20.0%           26,904     21,158
-------------------------------------------------------------------------------------------      ---------------------------
Robert Smotherman         44,940     3.88%         44,940   100.0%               0     0.0%           14,286          0
Ross Johnson              22,470     1.94%         22,470   100.0%               0     0.0%            7,143          0
Amy Chin                  22,470     1.94%         22,470   100.0%               0     0.0%            7,143          0
Theresa Fisher            21,934     1.89%         21,934   100.0%               0     0.0%            6,973          0
Chris Bartosh             11,234     0.97%         11,234   100.0%               0     0.0%            3,571          0
Andy Lagomarsino          11,234     0.97%         11,234   100.0%               0     0.0%            3,571          0
-------------------------------------------------------------------------------------------      ---------------------------
Candy Alexander           10,700     0.92%          8,560    80.0%           2,140    20.0%            2,721      2,140
-------------------------------------------------------------------------------------------      ---------------------------
Lou Unkless                3,848     0.33%          3,848   100.0%               0     0.0%            1,223          0
                           -----     -----          -----   ------               -     ----            -----          -

            TOTALS     1,159,305    100.0%        928,347    80.1%         230,958    19.9%          295,115    230,958
-------------------------------------------------------------------------------------------      ---------------------------

                                                          12 of 12

                 WAIVER OF NOTICE OF SPECIAL MEETING
                      OF THE BOARD OF DIRECTORS
                 OF APPLIED CELLULAR TECHNOLOGY, INC.


We, the undersigned, being all of the Directors of the Corporation, hereby agree and consent that a special meeting of the Board of Directors of the Corporation be held on the date and time and at the place designated hereunder, and do hereby waive all notice whatsoever of such meeting and of any adjournment or adjournments thereof.

We do further agree and consent that any and all lawful business may be transacted at such meeting or at any adjournment or adjournments thereof as may be deemed advisable by the Directors present thereat. Any business transacted at such meeting or at any adjournment or adjournments thereof shall be valid and legal and of the same force and effect as if such meeting or adjournment were held after notice.

Place of Meeting:    James River Professional Center
                     Suite 5
                     Hwy 160 & CC
                     Nixa, MO  65714

Date of Meeting:     September 23, 1996

Time of Meeting:     3:00 p.m.

Purpose of Meeting:  Issuance of common shares relating to the purchase of
                     Cra-Tek Company



                                       ----------------------------------------
                                       Richard J. Sullivan, Director



                                       ----------------------------------------
                                       Garrett A. Sullivan, Director



                                       ----------------------------------------
                                       Daniel E. Penni, Director



                                       ----------------------------------------
                                       Angela M. Sullivan, Director

                        MINUTES OF THE SPECIAL MEETING
                          OF THE BOARD OF DIRECTORS
                     OF APPLIED CELLULAR TECHNOLOGY, INC.

A Special Meeting of the Board of Directors of Applied Cellular Technology, Inc. (the "Corporation") was held on the date, time and at the place set forth in the written waiver of notice signed by all the Directors, fixing such time and place, and prefixed to the minutes of this meeting.

The meeting was duly called to order by Richard Sullivan, Chairman of the Board of Directors.

The Agreement and Plan of Reorganization ("the Agreement") between Cra-Tek Company and the Corporation was presented to the meeting. After discussion, upon motion duly made, seconded and carried, it was

RESOLVED, that the Corporation will execute the terms of the Agreement, for the purpose of acquiring at least 80% of Cra-Tek Company.

RESOLVED, that pursuant to the Agreement, 295,115 common shares of the Corporation's common stock be authorized for issuance to purchase a total of 928,347 Cra-Tek shares from twelve Cra-Tek shareholders individually. The ACTC shares will be valued at $1,401,796, based on the Nasdaq bid price per share of $4.75 on August 30, 1996. The shares will bear the Rule-144 restrictive legend.

RESOLVED, that pursuant to the Agreement, 16,842 common shares of the Corporation's common stock be authorized for issuance to William A. Husa as payment of the finder's fee, based on $80,000 in shares at $4.75 per share. The shares will bear the Rule-144 restrictive legend.

FURTHER RESOLVED, that the officers are authorized to do whatever necessary to issue the required securities and to file the required documentation, if any, with the Securities and Exchange Commission.



---------------------------------------
Secretary



Attest:            ________________________________________
                   President